Exhibit 10.1

WABCO HOLDINGS INC.

2009 OMNIBUS INCENTIVE PLAN

RESTRICTED UNIT GRANT AGREEMENT FOR EMPLOYEES

Dated as of XXX

WABCO HOLDINGS INC., a Delaware corporation (“Grantor”), hereby grants to XXX (“Participant”), an employee of Grantor or one of its Subsidiaries, XXX Restricted Units (the “Award”), pursuant to and subject to the terms and conditions set forth in the Grantor’s 2009 Omnibus Incentive Plan (the “Plan”) and to such further terms and conditions as are set forth below in this Restricted Unit Grant Agreement (the “Agreement”), including the Appendix (as described in Section 7 below). Unless otherwise defined herein, the terms defined in the Plan shall have the same meanings in this Agreement.

1. Restricted Period.

(a) Subject to the other provisions of the Plan (including but not limited to Section 8.6) and Section 13 below, the Restricted Period shall commence upon the date of grant and shall lapse with respect to one third of the Restricted Units on each of the first three anniversaries of the date of grant.

(b) The Restricted Units shall be settled as soon as reasonably practicable following the date the Restricted Period lapses pursuant to the schedule set forth above in Section 1(a), without regard to the lapse of the Restricted Period described in Section 1(c) below.

In the case of a Participant who is subject to U.S. taxes (a “U.S. Taxpayer”), the Restricted Units shall be settled within sixty (60) days following the date the Restricted Period lapses pursuant to the schedule set forth in Section 1(a) above (again, without regard to the lapse of the Restricted Period described in Section 1(c) below), except as provided in Section 4(b) below.

(c) If Participant ceases to be employed by the Grantor or one of its Subsidiaries due to actual retirement upon satisfying the eligibility requirements for retirement under the retirement provisions of local law in Participant’s country (“Retirement”), the Restricted Period shall lapse with respect to all Restricted Units outstanding at the time of such Retirement, but the Restricted Units shall be settled in accordance with Section 1(b) above. If there are no applicable retirement provisions under local law in Participant’s country, then Retirement shall be determined in accordance with the policies established by the Committee from time to time.

(d) Subject to Section 4(a) below, the Grantor may cause the Restricted Period applicable to the Restricted Units to lapse with respect to such number of Restricted Units as may be necessary to satisfy any Tax-Related Items (as defined in Section 4(a) below) arising from the application of the foregoing provisions relating to Retirement.

(e) The term “lapse” or “vest” shall mean, with respect to any Restricted Units, that such Restricted Units are no longer subject to forfeiture by the Participant. If the Restricted Period would lapse as to a fraction of a Restricted Unit, such Restricted Unit shall not lapse until Participant becomes entitled to the entire Restricted Unit.

2. Dividend Equivalents. Pursuant to Section 8.3 of the Plan, Participant shall be entitled to receive Dividend Equivalents on the Restricted Units, provided that, (a) Dividend Equivalents shall not accrue interest and (b) Dividend Equivalents shall be paid in cash at the time that the associated Restricted Units are paid.

3. Nature of Grant. In accepting the Award, Participant acknowledges, understands and agrees that:

(a) the Plan is established voluntarily by the Grantor, it is discretionary in nature, and it may be modified, amended, suspended or terminated by the Grantor at any time;

(b) the Award is voluntary and occasional and does not create any contractual or other right to receive future awards of Restricted Units, or benefits in lieu of Restricted Units, even if Restricted Units have been awarded repeatedly in the past;

(c) all decisions with respect to future awards, if any, will be at the sole discretion of the Grantor;

(d) Participant is voluntarily participating in the Plan;

(e) the Award and any shares of Common Stock subject to the Award are an extraordinary item that does not constitute compensation of any kind for services of any kind rendered to the Grantor or any Subsidiary, and which is outside the scope of Participant’s employment or service contract, if any;

(f) the Award and any shares of Common Stock subject to the Award are not part of normal or expected compensation or salary for any purposes, including, but not limited to, calculation of any severance, resignation, termination, redundancy, end of service payments, bonuses, long-service awards, pension or retirement or welfare benefits or similar payments and in no event should be considered as compensation for, or relating in any way to, past services for the Grantor or any Subsidiary;

(g) in the event that Participant is not an Employee of the Grantor, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with the Grantor; and, furthermore, the Award and Participant’s participation in the Plan will not be interpreted to form an employment or service contract or relationship with any Subsidiary;

(h) the future value of the underlying shares of Common Stock is unknown and cannot be predicted with certainty;

(i) no claim or entitlement to compensation or damages shall arise from forfeiture of the Award resulting from termination of Participant’s employment by the Grantor or the Employer (for any reason whatsoever and whether or not in breach of local labor laws) and, in consideration of the grant of the Award to which Participant is otherwise not entitled, Participant irrevocably agrees never to institute any claim against the Grantor or the Employer, waives the ability, if any, to bring any such claim and releases the Grantor and the Employer from any such claim; if, notwithstanding the foregoing, any such claim is allowed by a court of competent jurisdiction, then, by participating in the Plan, Participant will be deemed irrevocably to have agreed not to pursue such claim and agrees to execute any and all documents necessary to request dismissal or withdrawal of such claims;

(k) the Grantor is not providing any tax, legal or financial advice, nor is the Grantor making any recommendations regarding participation in the Plan; and

(l) Participant is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding participation in the Plan before taking any action related to the Plan.

4. Taxes.

(a) Responsibility for Taxes. Regardless of any action the Grantor and/or Participant’s employer (the “Employer”) take with respect to any or all income tax (including U.S. federal, state and local tax and/or non-U.S. tax), social insurance, payroll tax, payment on account or other tax-related items related to Participant’s participation in the Plan and legally applicable to Participant (“Tax-Related Items”), Participant acknowledges that the ultimate liability for all Tax-Related Items is and remains Participant’s responsibility and may exceed the amount actually withheld by the Grantor or the Employer. Participant further acknowledges that the Grantor and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Award, including the grant of the Restricted Units, the vesting of the Restricted Units, the delivery of shares of Common Stock, the subsequent sale of any shares of Common Stock acquired at vesting and the receipt of any Dividend Equivalents or dividends; and (ii) do not commit to and are under no obligation to structure the terms of the grant or any aspect of the Award to reduce or eliminate Participant’s liability for Tax-Related Items. Further, if Participant has become subject to tax in more than one jurisdiction between the date of grant and the date of any relevant taxable or tax withholding event, Participant acknowledges that the Grantor and/or the Employer (or former employer, as applicable) may be required to withhold or account for Tax-Related Items in more than one jurisdiction. Notwithstanding anything to the contrary in this Section 4(a), the right of the Grantor or the Employer to withhold any Tax-Related Items for any portion of the Award that is considered deferred compensation subject to Code Section 409A shall be limited to the minimum amount permitted to avoid a prohibited acceleration under Code Section 409A.

Prior to the relevant taxable or tax withholding event, as applicable, Participant shall pay or make arrangements satisfactory to the Grantor and/or the Employer to satisfy all Tax-Related Items. In this regard, Participant authorizes the Grantor and/or the Employer, or their respective agents, at their discretion, to satisfy the obligations with regard to all Tax-Related Items by one or a combination of the following:

•	withholding from Participant’s wages or other cash compensation otherwise payable to Participant by the Grantor and/or the Employer; and/or

•

withholding from the proceeds of the sale of shares of Common Stock acquired upon vesting of the Restricted Units, either through a voluntary sale or through a mandatory sale arranged by the Grantor (on Participant’s behalf pursuant to this authorization; and/or

•	withholding in shares of Common Stock to be issued upon vesting of the Restricted Units.

To avoid negative accounting treatment, the Grantor may withhold or account for Tax-Related Items by considering applicable minimum statutory withholding amounts or other applicable withholding rates. If the obligation for Tax-Related Items is satisfied by withholding in shares of Common Stock, for tax purposes, Participant will be deemed to have been issued the full number of shares of Common Stock subject to the vested Restricted Units, notwithstanding that a number of the shares of Common Stock are held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of Participant’s participation in the Plan.

Finally, Participant shall pay to the Grantor or the Employer any amount of Tax-Related Items that the Grantor or the Employer may be required to withhold or account for as a result of Participant’s participation in the Plan that cannot be satisfied by the means previously described. The Grantor may refuse to deliver to Participant any shares of Common Stock pursuant to the Award if Participant fails to comply with Participant’s obligations in connection with the Tax-Related Items as described in this section.

(b) U.S. Taxpayers Subject to Code Section 409A. Notwithstanding anything to the contrary in this Agreement, the settlement of the Award or any portion thereof or any other payment under this Agreement that constitutes an item of deferred compensation under Code

Section 409A and becomes payable to a U.S. Taxpayer by reason of his or her termination of employment shall not be made to such U.S. Taxpayer unless his or her termination of employment constitutes a “separation from service” (within the meaning of Code Section 409A). In addition, if such U.S. Taxpayer is at the time of such separation from service a “key employee” (within the meaning of Code Section 416(i)), the settlement of the Award or any portion thereof or payment described in the foregoing sentence shall be made to the U.S. Taxpayer on the earlier of (i) the first day immediately following the expiration of the six-month period measured from such U.S. Taxpayer’s separation from service, or (ii) the date of the U.S. Taxpayer’s death, to the extent such delayed payment is otherwise required in order to avoid a prohibited distribution under U.S. Treasury Regulations issued under Code Section 409A.

Notwithstanding anything to the contrary in this Agreement and without limiting this Section 4(b), the Grantor may adopt such amendments to the Plan or this Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, including any amendments or actions that would result in a reduction to the benefit payable under this Agreement, in each case, without the consent of Participant, that the Grantor determines are reasonable, necessary or appropriate to comply with Code Section 409A and the related U.S. Department of Treasury guidance. In that light, the Grantor makes no representation or covenant to ensure that the payments under this Agreement are exempt from or compliant with Code Section 409A and shall have no liability to Participant or any other party if a payment under this Agreement that is intended to be exempt from, or compliant with, Code Section 409A of the Code is not so exempt or compliant or for any action taken by the Grantor with respect thereto.

Consistent with Section 4.6 of the Plan, if any Restricted Units constitute an item of deferred compensation under Code Section 409A and the Restricted Period with respect to such Restricted Units lapses in connection with Section 10.1 of the Plan, the Restricted Units shall be settled (i) within 60 days following the date of a Change of Control that constitutes a “change in control event” (within the meaning of Code Section 409A), or (ii) if earlier, the date(s) set forth in Section 1(b) above.

5. DATA PRIVACY. PARTICIPANT HEREBY EXPLICITLY AND UNAMBIGUOUSLY CONSENTS TO THE COLLECTION, USE AND TRANSFER, IN ELECTRONIC OR OTHER FORM, OF HIS OR HER PERSONAL DATA AS DESCRIBED IN THIS AGREEMENT AND ANY OTHER AWARD MATERIALS BY AND AMONG, AS APPLICABLE, THE EMPLOYER, THE GRANTOR AND ITS SUBSIDIARIES FOR THE EXCLUSIVE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING HIS OR HER PARTICIPATION IN THE PLAN.

PARTICIPANT UNDERSTANDS THAT THE GRANTOR AND THE EMPLOYER HOLD CERTAIN PERSONAL INFORMATION ABOUT HIM OR HER, INCLUDING, BUT NOT LIMITED TO, HIS OR HER NAME, HOME ADDRESS AND TELEPHONE NUMBER, WORK LOCATION AND PHONE NUMBER, DATE OF BIRTH, SOCIAL INSURANCE OR OTHER IDENTIFICATION NUMBER, SALARY, HIRE DATE, JOB TITLE, HOME COUNTRY, ANY SHARES OF STOCK HELD IN THE GRANTOR, DETAILS OF ALL RESTRICTED UNITS OR ANY OTHER ENTITLEMENT TO SHARES OF STOCK AWARDED, CANCELLED, EXERCISED, VESTED, UNVESTED OR OUTSTANDING IN PARTICIPANT’S FAVOR, FOR THE PURPOSE OF IMPLEMENTING, ADMINISTERING AND MANAGING THE PLAN (“PERSONAL DATA”).

PARTICIPANT UNDERSTANDS THAT PERSONAL DATA MAY BE TRANSFERRED TO ANY THIRD PARTIES ASSISTING IN THE IMPLEMENTATION, ADMINISTRATION AND MANAGEMENT OF THE PLAN, THAT THESE RECIPIENTS MAY BE LOCATED IN PARTICIPANT’S COUNTRY OR ELSEWHERE, AND THAT THE RECIPIENT’S COUNTRY (E.G., THE UNITED STATES) MAY HAVE DIFFERENT DATA PRIVACY LAWS AND PROTECTIONS THAN PARTICIPANT’S COUNTRY. PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY REQUEST A LIST WITH THE NAMES AND ADDRESSES OF ANY POTENTIAL RECIPIENTS OF PERSONAL DATA BY CONTACTING HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE. PARTICIPANT AUTHORIZES THE GRANTOR AND ANY OTHER RECIPIENTS WHICH MAY ASSIST THE GRANTOR (PRESENTLY OR IN THE FUTURE) WITH IMPLEMENTING, ADMINISTERING AND MANAGING THE PLAN TO RECEIVE, POSSESS, USE, RETAIN AND TRANSFER PERSONAL DATA, IN ELECTRONIC OR OTHER FORM, FOR THE SOLE PURPOSE OF

IMPLEMENTING, ADMINISTERING AND MANAGING HIS OR HER PARTICIPATION IN THE PLAN, INCLUDING ANY REQUISITE TRANSFER OF SUCH PERSONAL DATA AS MAY BE REQUIRED TO A BROKER OR OTHER THIRD PARTY WITH WHOM PARTICIPANT MAY ELECT TO DEPOSIT ANY SHARES OF COMMON STOCK ACQUIRED UPON VESTING OF THE RESTRICTED UNITS. PARTICIPANT UNDERSTANDS THAT PERSONAL DATA WILL BE HELD ONLY AS LONG AS IS NECESSARY TO IMPLEMENT, ADMINISTER AND MANAGE HIS OR HER PARTICIPATION IN THE PLAN. PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY, AT ANY TIME, VIEW PERSONAL DATA, REQUEST ADDITIONAL INFORMATION ABOUT THE STORAGE AND PROCESSING OF PERSONAL DATA, REQUIRE ANY NECESSARY AMENDMENTS TO PERSONAL DATA OR REFUSE OR WITHDRAW THE CONSENTS HEREIN, IN ANY CASE WITHOUT COST, BY CONTACTING IN WRITING HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE. PARTICIPANT UNDERSTANDS, HOWEVER, THAT REFUSING OR WITHDRAWING HIS OR HER CONSENT MAY AFFECT HIS OR HER ABILITY TO PARTICIPATE IN THE PLAN. FOR MORE INFORMATION ON THE CONSEQUENCES OF THE PARTICIPANT’S REFUSAL TO CONSENT OR WITHDRAWAL OF CONSENT, PARTICIPANT UNDERSTANDS THAT HE OR SHE MAY CONTACT HIS OR HER LOCAL HUMAN RESOURCES REPRESENTATIVE.

6. Electronic Delivery and Participation. The Grantor may, in its sole discretion, decide to deliver any documents related to the Award or future awards made under the Plan by electronic means or request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Grantor or a third party designated by the Grantor.

7. Appendix. Notwithstanding any provisions in this Agreement, the Award and any shares of Common Stock subject to the Award shall be subject to any special terms and conditions for Participant’s country set forth in the Appendix. Moreover, if Participant relocates to one of the countries included in the Appendix, the special terms and conditions for such country will apply to Participant, to the extent the Grantor determines that the application of such terms and conditions is necessary or advisable in order to comply with local law or facilitate the administration of the Plan. The Appendix constitutes part of this Agreement.

8. Imposition of Other Requirements. The Grantor reserves the right to impose other requirements on Participant’s participation in the Plan, on the Award and on any shares of Common Stock subject to the Award, to the extent the Grantor determines it is necessary or advisable in order to comply with applicable law or facilitate the administration of the Plan.

9. Triggering Conduct / Forfeiture of Award.

(a) As used in this Section 9, “Triggering Conduct” shall include the following:

•

disclosing any confidential information, trade secrets or other business sensitive information or material concerning the Grantor (which, for purposes of this Section 10 only, shall include any and all Subsidiaries);

•

directly or indirectly employing, contacting concerning employment, or participating in any way in the recruitment for employment of (whether as an employee, officer, director, agent, consultant or independent contractor), any person who was or is an employee, representative, officer or director of the Grantor at any time within twelve months prior to Participant’s Retirement;

•

any action by Participant and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Grantor and any of its customers, potential customers, vendors and/or suppliers that were known to Participant;

•	breaching any provision of any employment or severance agreement with the Grantor;

•

accepting employment with, or serving as a consultant or advisor or in any other capacity to, an entity that is in competition with the business conducted by the Grantor (a “Competitor”), including, but not limited to, employment or another business relationship with any

Competitor if Participant has been introduced to trade secrets, confidential information or business sensitive information during Participant’s employment with the Grantor and such information would aid the Competitor because the threat of disclosure of such information is so great that, for purposes of this Agreement, it must be assumed that such disclosure would occur.

(b) If Participant engages in Triggering Conduct during the twelve months period following his or her Retirement, then:

•	the Award (or any part thereof that has not vested) shall immediately and automatically terminate and be forfeited; and

•

Participant shall, within thirty (30) days following written notice from the Grantor, pay the Grantor an amount equal to the gain realized or obtained by Participant upon the vesting of the Restricted Units, measured at the date of vesting or lapse (i.e., the market value of the shares of Common Stock underlying the Restricted Units on the vesting date, less any Tax-Related Items withheld from or paid by Participant in connection with the vesting of such Restricted Units), with respect to any portion of the Award that has already vested at any time within twelve months prior to the Triggering Conduct. Participant may be released from Participant’s obligations under this Section 9 if and only if the Committee (or its duly appointed designee) determines, in writing and in its sole discretion, that such action is in the best interests of the Grantor. Nothing in this Section 9 constitutes a so-called “noncompete” covenant. This Section 9 does, however, provide for the forfeiture or repayment of the benefits granted by this Agreement under certain circumstances, including, but not limited to, Participant’s acceptance of employment with a Competitor. Participant agrees to provide the Grantor with at least 10 days written notice prior to directly or indirectly accepting employment with or serving as a consultant or advisor or in any other capacity to a Competitor, and further agrees to inform any such new employer, before accepting employment, of the terms of this Section 9 and Participant’s continuing obligations contained herein. No provisions of this Agreement shall diminish, negate or otherwise impact any separate noncompete or other agreement to which Participant may be a party; provided, however, that to the extent that any provisions contained in any other agreement are inconsistent in any manner with the restrictions and covenants of Participant contained in this Agreement, the provisions of this Agreement shall take precedence with respect to the Award and such other inconsistent provisions shall be null and void with respect to the Award and any benefits thereunder. Participant acknowledges and agrees that the restrictions contained in this Agreement are being made for the benefit of the Grantor in consideration of Participant’s receipt of the Award and for other good and valuable consideration, the adequacy of which consideration is hereby expressly confirmed. Participant further acknowledges that the receipt of the Award and the execution of this Agreement are voluntary actions on the part of Participant and that the Grantor is unwilling to provide the Award to Participant without including the restrictions and covenants of Participant contained in this Agreement. Further, the parties agree and acknowledge that the provisions contained in this Section 9 are ancillary to, or part of, an otherwise enforceable agreement at the time the agreement is made.

10. Severability. The provisions of this Agreement are severable and if any one or more provisions are determined to be illegal or otherwise unenforceable, in whole or in part, the remaining provisions shall nevertheless be binding and enforceable.

11. Choice of Law. All disputes arising under or growing out of the Award or the provisions of this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, United States of America, as provided in the Plan, without regard to such state’s conflict of laws rules.

12. Requirements of Law. This Award is subject to, and limited by, all applicable laws and regulations and to such approval by any governmental agencies or national securities exchanges as may be required.

13. Acceptance. This Award is subject to acceptance, within ninety (90) days of its receipt, by return to Grantor’s Chief Human Resources Officer of a signed copy of this Agreement. Failure to accept the Award within ninety (90) days of its receipt shall result in the cancellation of the Award.

IN WITNESS WHEREOF, the duly authorized officers of the Grantor named below have hereunto subscribed as of the day and year first above written.

WABCO HOLDINGS INC.

Attest:
By:
Jacques Esculier
Chairman and Chief Executive Officer

Alfred Farha
Chief Legal Officer & Secretary

By signing this Agreement, Participant acknowledges that he or she accepts the Award hereunder, is familiar with the terms and conditions of this Agreement and the Plan, and agrees to be bound by said terms and conditions.

(Date)

(Participant’s Name and Signature)

This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.